                                                                     EXHIBIT 2.1

                              PURCHASE AGREEMENT



THIS PURCHASE AGREEMENT is made and entered into as of the 8th day of April, 2001, effective as of December 31, 2000,

by and between

ADDUCTOR GRUPPEN, AB, a company duly incorporated and organized under the laws of Sweden, hereinafter referred to as the "Purchaser",

and

PEACH ENTERTAINMENT DISTRIBUTION AKTIEBOLAG, a company duly incorporated and organized under the laws SWEDEN, hereinafter referred to as the "Seller".

WITNESSETH:

WHEREAS, the Seller is the holder of an option (the "Option") to acquire all of the authorized Common Stock of Private Circle, Inc. a company duly incorporated and organized under the laws of the State of Nevada, U.S.A., having its principal office in the City of Los Angeles, California, U.S.A., hereinafter referred to as the "Company", and

WHEREAS, the Company is engaged, directly and indirectly in the business of designing and selling apparel under the "Private Circle" brand, and

WHEREAS, Seller and Purchaser have entered into an agreement in principle in December 2000 whereby Purchaser will acquire the Option from Seller, subject to completion of due diligence by Purchaser and the execution of a definitive agreement containing such terms as are customary in a transaction of this type.

WHEREAS, the Seller is desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Seller the Option in exchange for a cash payment equal to the current amount of indebtedness owed to Seller from the Company for money borrowed as of the Closing Date (the "Indebtedness"), which amount was SEK 21,444,000 as of December 31, 2000, subject to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the parties agree as follows:

1.  INTERPRETATION
    --------------

1.1 In this Agreement

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    "Assets"                       means all of the Assets of the Company
                                   wherever located, which are owned or leased by the Company and are used in connection with the Company's business;

    "Business Day"                 means the day (other than a Saturday or
                                   Sunday) on which banks are generally open in Sweden for normal business.

    "Closing"                      means completion of the sale and purchase of
                                   the Option in accordance with Section 4
                                   below;

    "Confidential Information"     means any and all information of any kind or
                                   nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the Company or the Seller, which information is not known to the general public or to persons unaffiliated with the Company or the Seller, as the case may be;


    "Intellectual Property"        means any trademarks tradenames or domain
                                   names;

    "Material Adverse Effect"      means any effect which gives rise to or is
                                   reasonably likely to give rise to a material adverse effect on the assets or financial condition of the Company;

    "Material Agreement"           means existing agreements of the Company,
                                   either having an annual turnover exceeding
                                   SEK 100,000 or which cannot be terminated at the Company's discretion by applying a notice period shorter than three (3) months;

    "Option" means the Option to acquire 100% of the Common Stock of the Company upon payment of SEK 10;

    "Option Shares"                means all of the authorized shares of the
                                   Company's Common Stock, which are issuable upon exercise of the Option;

    "SEK"                          means the lawful currency of Sweden;

1.2 Any statement in this Agreement qualified by the expression "to the best of the Seller's knowledge" or "so far as the Seller is aware" or any similar expression shall mean that it is made after due and careful enquiry of the board members of the Seller.

1.3 The headings in this Agreement do not affect its interpretation.

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2.  SALE OF THE OPTION
    ------------------

    The Seller shall sell and the Purchaser shall purchase the Option and all rights now and hereafter attaching or accruing thereto, free and clear of any pledges, liens, security interests, claims, charges and encumbrances.


3.  CONSIDERATION FOR SALE AND TRANSFER (EXCHANGE)
    ----------------------------------------------

3.1 At the Closing, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, conveyance and delivery of Option, the Purchaser shall pay in cash to the Seller an amount equal to the Indebtedness on the Closing Date (the "Purchase Price"). At such time all outstanding Indebtedness shall cease to be payable by the Company to Seller.

4.  CLOSING
    -------

4.1 Closing shall take place on or before April 16, 2001 (the "Closing Date").

4.2 (a) At Closing the Seller shall assign to the Purchaser good and marketable title to the Option, free and clear of all liens, security interests, claims charges and encumbrances;

    (b) At the Closing Purchaser shall pay to Seller the Purchase Price in immediately available funds as designated by Seller prior to Closing.

    (c) Any instruments evidencing the Indebtedness shall be surrendered to the Purchaser.


5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER
    --------------------------------------------

    The Seller hereby represents and warrants to the Purchaser as the date hereof and as of the Closing Date that:

5.1 Power and authority of the Seller

    (a) The Seller is a company duly organized and validly existing under the laws of Sweden.

    (b) The Seller has full power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby.

5.2 Violation of Laws and Regulations

    The execution and delivery of this Agreement by the Seller and the completion of the transactions contemplated hereby:

    (a) will not violate any provision of the articles of association of the Seller;

    (b) will not to any material extent violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or any of its properties or assets is bound; and

    (c) will not to any material extent result in a violation or breach of, or constitute a default under, any license, franchise, permit, agreement or other instrument to which the Seller is a party, or by which the Seller or any of its properties or assets is bound, excluding from the foregoing Sections 5.2 (a) to (c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Seller from performing its obligations under this Agreement or the completion of the transactions contemplated by this Agreement.

5.3 Corporate records and documentation

    Seller has made available to Purchaser a complete and correct copy of the Company's certificate of incorporation and bylaws. The Company's certificate of incorporation and bylaws are in full force and effect, and the Company is not in violation of any of the provisions thereof.

5.4 Title to the Option

    The Seller owns the Option clear of all liens, encumbrances, claims, options and restrictions of every kind. The Seller has good and marketable title to the Option and has the right, power and authority to exchange and deliver the Option to the Purchaser in accordance with the terms of this Agreement.

5.5 The Option

    The Option, when fully exercised, will represent one hundred per cent (100 %) of all of the Common Stock of the Company and one hundred per cent (100 %) of the voting power of the Company, the Option has been duly authorized, validly issued and is fully paid, and the shares of Common Stock, when issued in accordance with the Option, will be validly issued, fully paid and non-assessable, subject to no liens, claims or assessments. There are no outstanding obligations, warrants, debentures, options, preemptive rights or other agreements to which the Seller or the Company is a party or otherwise bound, providing for the issuance of any additional shares of the Company or the purchase, repurchase, redemption or other acquisition of the Option Shares.

5.6 Financial  Statements

    (a) The Company has neither an equity interest in, nor the right or option to acquire an equity interest in, any other entity, and the Company is not a participant, as a partner or otherwise, in any joint venture.

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    (b) The Company has delivered to the Purchaser its financial statements from inception through September 30, 2000, collectively referred to as the "Financial Statements".

    (c) The foregoing Financial Statements:

        (i) are complete and correct in all material respects and give a true and fair view of the financial position and results of the operations of the Company as of their respective dates and for the respective periods and have been prepared from and in accordance with the books and records of the Company;

        (ii) have been prepared in accordance with good accounting practice, applied on a basis consistent with that of preceding periods; and

        (iii) contain and reflect such reserves as were necessary and required by the laws, principles and rules referred to under (ii) above to be reflected in such statements as of said dates for all liabilities, actual, contingent or accrued, and for all reasonably anticipated losses and costs (in excess of expected receipts) and for all warranty claims, discounts or refunds with respect to services and/or products already rendered or sold, such reserves being based upon events or circumstances in existence or likely to occur in the future with respect to any contracts or commitments of the Company.


    (d) Except as disclosed in the Financial Statements, the Company has not pledged any assets, has no commitments or contingent liabilities and the Company has full and exclusive title to all assets in the balance sheets of the Financial Statements and the assets of the Company are not the subject of any encumbrances or restrictions of whatever nature.

    (e) The activities of the Company during the period from October 1, 2000 to the date hereof have been conducted in the ordinary course of business with a view to maintaining its business as a going concern and there has not occurred or arisen since September 30, 2000 with respect to the
        Company:

        (i) any material adverse change in its financial conditions or in the operations of its business; or

        (ii) any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business and which are not material in relation to its business; or

        (iii) any amendment or termination, or any agreement to amend or terminate any Material Agreement, save in the ordinary course of business; or

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        (iv)    any extraordinary event or any extraordinary loss suffered or any waiver of any debts, claims, rights under any Material Agreement, or other rights representing a value in excess of SEK 100,000; or

        (v) any damage, destruction, or loss or any other event or condition, whether covered by insurance or not, materially and adversely affecting its properties and business representing loss to property in the aggregate in excess of SEK 100,000; or

        (vi) any sale, assignment, transfer, pledge, lease or other disposal of any individual asset with a value in excess of SEK 100,000; or

        (vii) any increase in the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant; or

        (viii)  any change of accounting methods, principles or practices; or

        (ix) any investment in fixed assets that exceed individually SEK 100,000 or in the aggregate SEK 100,000; or

        (x)     any transaction other than in the ordinary course of business;

        and the Company has not agreed or arranged to do any of the foregoing.

    (f) Since September 30, 2000 no dividends or interim dividends have been declared or paid by the Company.

    (g) All accounts receivable of whatever nature appearing in the accounts of the Company are fully collectible, subject to reasonable reserves consistent with past practice.


5.7 Taxes

    (a) All notices, computations and returns which ought to have been given or made have been properly and duly submitted by the Company to the relevant taxation or excise authority and all information, notices, computations and returns submitted to such authorities are true and accurate and are not subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.

    (b) All taxes of any nature whatsoever for which the Company is liable have been duly paid or reserved for in the accounts.

    (c) The Company has never suffered any investigation, audit or visit by any taxation or excise authority, and the Seller is not aware of any such investigation, audit or visit planned for the next twelve months.

    (d) All amounts required to be withheld or collected under applicable foreign, federal, state, local or other tax laws and regulations by the Company for income taxes, social security taxes, unemployment insurance and other employee withholding taxes, or other taxes, have been so withheld or collected, and such withholding or collection has either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued and reserved against and entered on the Financial Statements.

5.8  Assets and Properties

     (a) The Company has exclusive title to the Assets, except for such assets that are leased. Except as noted in the Financial Statements, the Assets are not subject to encumbrances, mortgages, liens, charges or other restrictions.

     (b) All personal property of the Company are usable to the benefit of the Company's business and are in good physical repair and condition, ordinary wear and tear excepted.

     (c) All Assets whether or not recorded on the books of the Company that heretofore have been used in the Company's business have been included in the transfer to the Purchaser under the terms of this Agreement.

5.9  Compliance with statutes and licenses

     The operations of the Company have been conducted in all respects in accordance with and meet the applicable laws and regulations of all governmental, municipal or other authorities having jurisdiction over the Company. All governmental and other authority licenses and permits required for the operation of the Company are, to a material extent, in full force and effect and no violations are or have been recorded in respect of any such existing licenses or permits and remain uncorrected and no proceeding is pending which seeks the revocation or limitation of any such existing licenses or permits.

5.10 Agreements

     (a) All Material Agreements have been disclosed to the Purchaser.

     (b) The Company has neither received nor given notice of termination of any Material Agreement.

     (c) No party to any Material Agreement has the right to terminate or modify its obligations as a result of the transactions contemplated herein.

     (d) The Company is not in default under any Material Agreement, which default will have a Material Adverse Effect.

5.11 Litigation

     No actions, suits, proceedings or governmental investigation is pending or to the best of the Seller's knowledge, threatened against the Company. To the best of the Seller's knowledge, the

     Company is not in default with respect to any order, injunction or decree by any court or governmental department or agency.

5.12 Intellectual Property

     The Company owns or has valid licenses, or other agreements to use, the Intellectual Property, free and clear of all liens, pledges, or other encumbrances. The use by the Company of the Intellectual Property does not infringe the rights of any third parties.

5.13 Employees

     (a) The Company has disclosed to Purchaser all written or oral contracts of employment with any employee of the Company, and the Company is not a party to or subject to any collective bargaining agreements and has not been a party to or subject to any collective bargaining agreement or plan during the last 5 years.

     (b) There are no deferred compensation agreements, pensions, profit sharing, severance pay, retirement plans or other agreement plans, practices or programs providing any employee benefits. Full reservations have been made in the Financial Statements for all present and/or future liabilities in respect of pensions and other payments related to compensations to be paid to employees.


     (c) Neither the Seller nor any director, officer or other Employee of the Seller, the Company, or any relatives of any of the foregoing owns, directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company.

     (d) The Seller and the members of the board of directors of the Company have no claims for compensation of any nature whatsoever relating to the period before or after the Closing other than those obligations identified pursuant to this Agreement.

     (e) The Company has complied in all material respect with all applicable laws, ordinances, rules, regulations, agreement and requirements relating to the employment of labor. The Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

5.14 Environmental

     (a) The Company has complied in all material respects with all relevant environmental laws and environmental licenses and all environmental licenses are valid and subsisting and the Company has not received any written notice that any such environmental license is being revoked, amended, varied, withdrawn or not renewed.

     (b) No proceedings have been issued or are outstanding against the Company in respect of any breach of any legislation concerning the environment.

5.15 Conduct of Business

     (a) The Company has conducted its business at all times in accordance with and has complied with applicable national and local laws relating to its operations and business, and is not a party to or subject to any judgement, decree or order entered in any suit or proceeding brought by any governmental or local agency or authority or any other person or party enjoining or otherwise restraining or restricting the Company with respect to any business activity or practice in the conduct of business which is related to, necessary or incidental to the business conducted by it and will not be, in respect of circumstances, existing before or upon the Closing Date or related thereto; there is no controversy or investigation pending or threatened with respect to the Company's business by any governmental or local agency or authority or any other person or party.

     (b) The Company is not and shall not be liable, due to circumstances existing before or upon Closing or related thereto, to compensate for damages caused to the environment, or third parties by products/services sold or otherwise in excess of what has been provided for in the accounts.

6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     ----------------------------------------------

     The Purchaser hereby represents and warrants to Seller as of the Closing Date that:

6.1  Power and authority of the Purchaser

     (a) The Purchaser is a company duly organized and validly existing under the laws of Sweden.

     (b) The Purchaser has full power and authority to purchase the Option and to perform all other undertakings hereunder and the execution, delivery and performance of this Agreement. This Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms herein.

6.2  Violation of Laws and Regulations

     Assuming all filings, registrations, approvals, notifications etc required by applicable laws are duly made, the execution and delivery of this Agreement by the Purchaser and the completion of the transactions contemplated hereby:

     (a) will not violate any provision of the articles of association of the Purchaser;

     (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or any of its properties or assets is bound; and

     (c) will not result in a violation, breach of or constitute a default under any license, franchise, permit, agreement or other instrument to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets is bound, excluding from the foregoing Sections 6.2 (a) to (c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Purchaser from performing its obligations under this Agreement or the completion of the transactions contemplated by this Agreement.

6.3  Investment Representation

     Purchaser represents to the Seller that it is acquiring the Option for investment and with no present intention of distributing or reselling the Option or any part thereof in violation of any applicable law.


7.   COVENANTS AND OTHER UNDERTAKINGS OF THE PARTIES
     -----------------------------------------------

7.1 The Seller has afforded and shall continue to afford to the officers, representatives and advisers of the Purchaser access to the plants, properties, books and records of the Company and will furnish to the Purchaser such additional financial and operation data and other information as to the business and properties of the Company ("Due Diligence").

7.2 Notwithstanding the above, the Seller shall provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and shall do all such other acts and things, as may be reasonably requested by Purchaser as necessary to assure to Purchaser all the rights and interests granted or intended to be granted under this agreement.

7.3 The Seller and/or any related parties to the Seller covenants with the Purchaser (for itself and as agent for Seller and the related parties) that it shall not:

     a) for a period of two (2) years from the Closing Date be concerned in any business carrying on businesses carried on by the Company as of the Closing Date in any jurisdiction where the Company transacts business; or

     b)  make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or its customers or suppliers; or

     c)  make any use of the Company's customer database as from the Closing
         Date.

     d) The Seller will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by the Purchaser as necessary to assure to the Purchaser all the rights and interest granted or intended to be granted under this Agreement. The Seller shall take or shall cause to be taken such other reasonable actions as the Purchaser may require to more effectively transfer, convey and assign to, and vest in the Purchaser, and put the Purchaser in possession of, the Option as contemplated by this Agreement.

      7.4 From and after the Closing Date Purchaser shall make reasonable efforts to cause Seller and any of Seller's affiliates to be released from any guarantees or indemnification arrangements in respect of obligations or indebtedness of the Company to any third party. Purchaser agrees to indemnify and hold harmless Seller and its affiliates from and against any claims, expenses or liabilities relating to such guarantees or indebtedness.

      7.5 Purchaser has advised Seller that it will be consolidating the Company on Purchaser's financial statements for the year ended December 31, 2000. Seller agrees, for itself and its affiliates, that it will refrain from taking any action which would interfere with Purchaser's ability to effect such consolidation as of December 31, 2000.

8.  INDEMNIFICATION
-------------------

8.1 Breach of Warranties

    Seller and Purchaser shall each indemnify and hold harmless the other and their respective agents, employees and affiliates, against and in respect of any damages, losses, costs or expenses that arise in connection with any breach by the other party of its respective representations, warranties or covenants given herein ("Losses").

8.2 Notification

    (a) In case either party (the "Indemnified Party") becomes aware of any claim for which the other party (the "Indemnifying Party") may be liable, the Indemnified Party shall, in order to maintain the right to bring a claim against the Indemnifying Party:

        (i) as soon as reasonably practicable, but in no event later than twenty (20) days after the date the Indemnified Party becomes aware of any circumstance giving rise to a claim, give written notice thereof to the Indemnifying Party;

        (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed;

        (iii) take such action, as the Indemnified Party may reasonably request, to avoid dispute, appeal, compromise or defend such claim, with the proviso, however, that the Indemnified Party shall not, nor cause the Company to, accept or pay or compromise or make any submission in respect of such claim, without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed; and

        (iv) give the Indemnifying Party and its duly authorized representatives, reasonable access to relevant accounts, documents and records and to take photocopies thereof.


9.  ANNOUNCEMENTS
-----------------

    No announcements concerning this transaction or any ancillary matter will be made before, on or after Closing by any party to this agreement (or any person connected with the party) except as required by law or the rules of any stock exchange without the prior written approval of the Seller and Purchaser.


10. NOTICES
-----------

    (a) All notices, consents or other communications under or in connection with this Agreement shall be given in writing or by facsimile to such place as the parties shall furnish to each other from time to time. Any such notice or consent will be deemed to be given as follows:

        (i)  if in writing, when delivered; and

        (ii) if by facsimile, when received.

        However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given at the opening of business on the next Business Day.



11. CONFIDENTIALITY
-------------------

    The parties undertake not to disclose any Confidential Information unless
    (i) required to do so by law; (ii) required to do so by any applicable stock exchange regulations; (iii) such disclosures are made in connection with the ordinary course of business of such party; or (iv) disclosure has been consented to by the other party.


12. LANGUAGE
------------

    The language of this Agreement is English and all documents and notices hereunder shall be in English unless otherwise agreed by both parties.

13. WHOLE AGREEMENT
-------------------

    This Agreement and other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement. This Agreement may be executed in counterparts. A facsimile signature shall have the same legal effect as an original.


14. WAIVER
----------

    The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.


15. AMENDMENTS
----------------

    No change, termination or attempted modification of any of the provisions of this Agreement shall be binding on the Seller or on the Purchaser unless agreed by both parties in writing. No modification, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the Purchaser or the Seller to enforce any claim, whether or not liquidated, that accrued prior to the date of such notification, termination, rescission, discharge or cancellation of this Agreement.


16. INVALIDITY
--------------

    If for any reason any term, warranty, representation, covenant or condition herein shall be declared or deemed void, invalid or unenforceable, such shall not render void, invalid or unenforceable this Agreement or any other term, covenant or condition herein contained if in spite of the exclusion of the invalid provision, the Agreement can be given effect in line with the main purposes of the parties.


17. ASSIGNMENT
--------------

    This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assignees.

18.  FEES AND EXPENSES
---------------------

     Except as otherwise set forth in this Agreement, each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) whether relating to the preparation, the carrying out of this Agreement, the Closing hereunder or the completion of the transactions herein contemplated and no such fees or cost will be charged to the Company.


19.  GOVERNING LAW AND DISPUTES
-------------------------------

19.1 This Agreement shall be governed by the substantive laws of Sweden.

19.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with Swedish Laws. The place of arbitration including the making of the award shall be Stockholm, Sweden. The language to be used in the arbitration proceedings shall be English.

                             _____________________



IN WITNESS WHEREOF, the parties have duly executed this on the date first written above.



PEACH ENTERTAINMENT              ADDUCTOR GRUPPEN, AB
DISTRIBUTION AKTIEBOLAG




/s/                              /s/ Rude Klereby
-------------------------        ----------------
Director                         Rude Klereby, Chairman